Exhibit 99.1

Contact:
Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Kaitlin Kikalo
212-355-4449

Farmer Bros. Co. Reports First Quarter Fiscal 2019 Financial Results

Northlake, Texas-(GLOBE NEWSWIRE)- November 7, 2018-Farmer Bros. Co. (NASDAQ: FARM) (the "Company") today reported financial results for its first fiscal quarter ended September 30, 2018.

First Quarter Fiscal 2019 Highlights:

•	Volume of green coffee processed and sold increased by 2.2 million pounds, reaching 25.4 million pounds, a 9.6% increase over the prior year period;

•	Gross profit increased $2.2 million to $48.2 million and gross margin decreased 230 basis points to 32.7% over the prior year period;

•	Net loss was $(3.0) million compared to net income of $0.8 million in the prior year period; and

•	Adjusted EBITDA was $11.0 million compared to $12.5 million in the prior year period.*

(*Adjusted EBITDA, a non-GAAP financial measure, is reconciled to its corresponding GAAP measure at the end of this press release.)

“As we have entered our new fiscal year, our team has continued to take important steps forward in executing our strategy and we generated Adjusted EBITDA for the first quarter ahead of plan,” said Mike Keown, President and CEO. “We have passed the one-year mark since the closing of the Boyd’s acquisition and remain very pleased with the integration of this business. We are gaining traction in our DSD channel sales strategy and taking additional steps to optimize our routes and branches while enhancing our street sales teams. We continue to focus on leveraging the investments we have made in our roasting facilities by adding new customers and increasing business with existing customers. Looking ahead, we remain excited about Farmer Brothers’ long-term growth opportunities.”

First Quarter Fiscal 2019 Results:

Selected Financial Data

The selected financial data presented below under the captions “Income statement data,” “Operating data” and “Other data” summarizes certain performance measures for the three months ended September 30, 2018 and 2017 (unaudited). Reported prior periods have been retrospectively adjusted to reflect the impact of certain changes in accounting principles and corrections to previously issued financial statements adopted in the fourth quarter of fiscal 2018, and the adoption of new accounting standards in the three months ended September 30, 2018 that required retrospective application.

	Three Months Ended September 30,
	2018	2017
(In thousands, except per share data)
Income statement data:
Net sales	$147,440	$131,713
Gross margin	32.7%	35.0%
(Loss) income from operations	$(2,078)	$1,845
Net (loss) income	$(2,986)	$841
Net (loss) income available to common stockholders per common share—diluted	$(0.18)	$0.05

Operating data:
Coffee pounds	25,449	23,215
EBITDA	$4,659	$9,209
EBITDA Margin	3.2%	7.0%
Adjusted EBITDA	$11,020	$12,455
Adjusted EBITDA Margin	7.5%	9.5%

Other data:
Capital expenditures related to maintenance	$5,462	$4,510
Total capital expenditures	$7,787	$7,775
Depreciation and amortization expense	$7,728	$7,253

EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.

Volume of green coffee processed and sold increased 9.6% for the quarter to 25.4 million pounds, with volume associated with the Boyd business acquired in October 2017 contributing approximately 3.7 million pounds of this total volume.

In the first quarter of fiscal 2019, green coffee pounds processed and sold through our DSD network were 8.9 million, or 34.9% of total green coffee pounds processed and sold, while direct ship customers represented 16.3 million, or 64.1%, of total green coffee pounds processed and sold. Distributor customers represented 0.3 million pounds, or 1.0%, of total green coffee pounds processed and sold.

Net sales in the first quarter of fiscal 2019 were $147.4 million, an increase of $15.7 million, or 11.9%, over the prior year period. This increase was driven by a $12.5 million increase in net sales of roasted coffee products, a $2.2 million increase in net sales of culinary products, a $1.2 million increase in net sales of tea products, and a $0.7 million increase in net sales of frozen liquid coffee, offset by a $(1.0) million decrease in net sales of other beverages and a $(0.1) million decrease in net sales of spice products. The addition of the Boyd business contributed $20.5 million to net sales, offset by a $(4.8) million decline in our base business driven largely by lower volume on a few large direct ship customers and the impact of pricing to our cost plus customers.

Gross profit in the first quarter of fiscal 2019 increased $2.2 million, or 4.7%, to $48.2 million from $46.1 million in the prior year period, and gross margin decreased 230 basis points to 32.7% from 35.0% in the prior year period. The increase in gross profit was primarily due to the addition of the Boyd business, while the decrease in gross margin was primarily due to a lower gross margin rate on the Boyd business, higher coffee brewing equipment costs associated with increased installation activity during the quarter and higher freight costs.
Operating expenses in the first quarter of fiscal 2019 increased $6.1 million, or 13.7%, to $50.3 million, or 34.1% of net sales, from $44.2 million, or 33.6% of net sales, in the prior year period. The increase in operating expenses during the period was primarily due to a $4.5 million increase in selling expenses and a $4.3 million increase in restructuring and other transition expenses, including $3.4 million in pension withdrawal liability due to the Company's partial withdrawal from the Western Conference of Teamsters Pension Plan (“WCTPP”) as a result of employment actions taken by the Company in 2016 in connection with the corporate relocation plan, and $1.1 million in DSD restructuring plan expenses. The increase in operating expenses was partially offset by a $(2.7) million decrease in general and administrative expenses primarily due to a decline in acquisition and integration costs compared to the prior year period of $1.4 million. The increase in selling expenses during the first quarter of fiscal 2019 was primarily driven by the addition of the Boyd business which added $4.3 million to selling expenses exclusive of related depreciation and amortization expense, and an increase of $0.5 million in depreciation and amortization expense.
As a result of the foregoing factors, loss from operations in the first quarter of fiscal 2019 was $(2.1) million, as compared to income from operations of $1.8 million in the prior year period.

Total other expense in the first quarter of fiscal 2019 was $(2.2) million as compared to $(0.4) million in the prior year period, primarily due to higher outstanding borrowings on the revolving credit which resulted in higher interest expense, and net losses on coffee-related derivative instruments. In the first quarter of fiscal 2019, net losses on coffee-related derivative instruments were $(1.1) million compared to net gains of $0.1 million in the prior year period. Interest expense in the three months ended September 30, 2018 was $2.9 million as compared to $2.2 million in the prior year period.
Income tax benefit was $(1.3) million in the first quarter of fiscal 2019 as compared to income tax expense of $0.6 million in the prior year period. The decrease in income tax expense was primarily a result of the change in net (loss) income.

As a result of the foregoing factors, net loss was $(3.0) million in the first quarter of fiscal 2019 as compared to net income of $0.8 million in the prior year period. Net loss available to common stockholders was $(3.1) million, or $(0.18) per common share available to common stockholders-diluted, in the first quarter of fiscal 2019, compared to net income available to common stockholders of $0.8 million, or $0.05 per common share available to common stockholders-diluted, in the prior year period.

Non-GAAP Financial Measures:

EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.

Adjusted EBITDA was $11.0 million in the first quarter of fiscal 2019, as compared to $12.5 million in the prior year period, and Adjusted EBITDA Margin was 7.5% in the first quarter of fiscal 2019, as compared to 9.5% in the prior year period.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of over $600 million in fiscal 2018 and has approximately 1,500 employees nationwide. The Company’s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, China Mist® and Boyds®.

Investor Conference Call

Mike Keown, President and CEO, and David G. Robson, Treasurer and CFO, will host an audio-only investor conference call today, November 7, 2018, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review the Company’s financial results for the first quarter ended September 30, 2018. The Company’s earnings press release will be available on the Company’s website at www.farmerbros.com under “Investor Relations.”

The call will be open to all interested investors through a live audio web broadcast via the Internet at https://edge.media-server.com/m6/p/vypdqxhu and at the Company’s website www.farmerbros.com under “Investor Relations.”  The call also will be available to investors and analysts by dialing Toll Free:  1-(844) 423-9890 or international: 1-(716) 247-5805. The passcode/ID is 3566786.

The audio-only webcast will be archived for at least 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately two hours after the end of the live webcast.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward- looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the success of our corporate relocation plan, the timing and success of implementation of our direct-store-delivery restructuring plan, our success in consummating acquisitions and integrating acquired businesses, the impact of capital improvement projects, the adequacy and availability of capital resources to fund our existing and planned business operations and our capital expenditure requirements, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the success of the Company to retain and/or attract qualified employees, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, the effectiveness of our hedging strategies in reducing price risk, changes in consumer preferences, our ability to provide sustainability in ways that do not materially impair profitability, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC. The results of operations for the three months ended September 30, 2018 are not necessarily indicative of the results that may be expected for any future period.

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended September 30,
	2018	2017
Net sales	$147,440	$131,713
Cost of goods sold	99,205	85,630
Gross profit	48,235	46,083
Selling expenses	37,310	32,856
General and administrative expenses	8,617	11,359
Restructuring and other transition expenses	4,467	120
Net gains from sale of spice assets	(252)	(150)
Net losses from sales of other assets	171	53
Operating expenses	50,313	44,238
(Loss) income from operations	(2,078)	1,845
Other (expense) income:
Dividend income	—	5
Interest income	—	1
Interest expense	(2,852)	(2,168)
Other, net	657	1,750
Total other expense	(2,195)	(412)
(Loss) income before taxes	(4,273)	1,433
Income tax (benefit) expense	(1,287)	592
Net (loss) income	$(2,986)	$841
Less: Cumulative preferred dividends, undeclared and unpaid	132	—
Net (loss) income available to common stockholders	$(3,118)	$841
Net (loss) income available to common stockholders per common share—basic	$(0.18)	$0.05
Net (loss) income available to common stockholders per common share—diluted	$(0.18)	$0.05
Weighted average common shares outstanding—basic	16,886,718	16,699,822
Weighted average common shares outstanding—diluted	16,886,718	16,801,562

FARMER BROS. CO.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share data)

	September 30, 2018	June 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$5,503	$2,438
Restricted cash	2,628	—
Accounts receivable, net	62,504	58,498
Inventories	115,572	104,431
Income tax receivable	322	305
Prepaid expenses	7,615	7,842
Total current assets	194,144	173,514
Property, plant and equipment, net	191,138	186,589
Goodwill	36,224	36,224
Intangible assets, net	30,855	31,515
Other assets	8,653	8,381
Deferred income taxes	42,237	39,308
Total assets	$503,251	$475,531
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	73,860	56,603
Accrued payroll expenses	20,052	17,918
Short-term borrowings under revolving credit facility	101,807	89,787
Short-term obligations under capital leases	150	190
Short-term derivative liabilities	7,245	3,300
Other current liabilities	9,848	10,659
Total current liabilities	212,962	178,457
Accrued pension liabilities	41,310	40,380
Accrued postretirement benefits	18,976	20,473
Accrued workers’ compensation liabilities	5,354	5,354
Other long-term liabilities	2,061	1,812
Total liabilities	$280,663	$246,476
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized; Series A Convertible Participating Cumulative Perpetual Preferred Stock, 21,000 shares authorized; 14,700 shares issued and outstanding as of September 30, 2018 and June 30, 2018; liquidation preference of $15,221 and $15,089 as of September 30, 2018 and June 30, 2018, respectively	15	15
Common stock, $1.00 par value, 25,000,000 shares authorized; 16,977,701 and 16,951,659 shares issued and outstanding as of September 30, 2018 and June 30, 2018, respectively	16,978	16,952
Additional paid-in capital	57,227	55,965
Retained earnings	217,189	220,307
Unearned ESOP shares	(2,145)	(2,145)
Accumulated other comprehensive loss	(66,676)	(62,039)
Total stockholders’ equity	$222,588	$229,055
Total liabilities and stockholders’ equity	$503,251	$475,531

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)
	Three Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net (loss) income	$(2,986)	$841
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	7,728	7,253
Provision for doubtful accounts	903	62
Restructuring and other transition expenses, net of payments	3,712	(573)
Deferred income taxes	(1,334)	407
Net gains from sales of spice assets and other assets	(81)	(97)
ESOP and share-based compensation expense	963	806
Net losses (gains) on derivative instruments and investments	3,068	(968)
Change in operating assets and liabilities:
Accounts receivable	(4,658)	(470)
Inventories	(11,062)	(10,393)
Income tax receivable	(17)	120
Derivative assets (liabilities), net	(5,198)	(493)
Prepaid expenses and other assets	(44)	(133)
Accounts payable	13,049	10,222
Accrued payroll expenses and other current liabilities	(1,395)	1,550
Accrued postretirement benefits	(1,497)	(329)
Other long-term liabilities	(71)	(701)
Net cash provided by operating activities	$1,080	$7,104
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	$—	$(553)
Purchases of property, plant and equipment	(7,733)	(6,931)
Purchases of assets for construction of new facility	—	(844)
Proceeds from sales of property, plant and equipment	53	74
Net cash used in investing activities	$(7,680)	$(8,254)
Cash flows from financing activities:
Proceeds from revolving credit facility	$12,020	$11,698
Repayments on revolving credit facility	—	(9,249)
Payments of capital lease obligations	(53)	(243)
Proceeds from stock option exercises	326	—
Net cash provided by financing activities	$12,293	$2,206
Net increase in cash, cash equivalents, and restricted cash	$5,693	$1,056
Cash, cash equivalents, and restricted cash at beginning of period	2,438	6,241
Cash, cash equivalents, and restricted cash at end of period	$8,131	$7,297

Reconciliation of cash and cash equivalents, and restricted cash:
Cash and cash equivalents	$5,503	$7,297
Restricted cash	2,628	—
Total cash, cash equivalents, and restricted cash	$8,131	$7,297

Supplemental disclosure of non-cash investing and financing activities:
Net change in derivative assets and liabilities included in other comprehensive loss, net of tax	$(4,637)	$(1,200)
Non-cash additions to property, plant and equipment	$6,976	$207
Non-cash portion of earnout receivable recognized—spice assets sale	$252	$150
Cumulative preferred dividends, undeclared and unpaid	$132	$—

Non-GAAP Financial Measures

In addition to net (loss) income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measures in assessing our operating performance:
“EBITDA” is defined as net (loss) income excluding the impact of:

•	income taxes;

•	interest expense; and

•	depreciation and amortization expense.
“EBITDA Margin” is defined as EBITDA expressed as a percentage of net sales.
“Adjusted EBITDA” is defined as net (loss) income excluding the impact of:

•	income taxes;

•	interest expense;

•	(loss) income from short-term investments;

•	depreciation and amortization expense;

•	ESOP and share-based compensation expense;

•	non-cash impairment losses;

•	non-cash pension withdrawal expense;

•	other similar non-cash expenses;

•	restructuring and other transition expenses;

•	net gains and losses from sales of assets; and

•	acquisition and integration costs.
“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.
Restructuring and other transition expenses are expenses that are directly attributable to (i) the corporate relocation plan, consisting primarily of employee retention and separation benefits, pension withdrawal expense, facility-related costs and other related costs such as travel, legal, consulting and other professional services; and (ii) the DSD restructuring plan, consisting primarily of severance, prorated bonuses for bonus eligible employees, contractual termination payments and outplacement services, and other related costs, including legal, recruiting, consulting, other professional services, and travel.
We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets.
We believe that EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and EBITDA Margin because (i) we believe that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use these measures internally as benchmarks to compare our performance to that of our competitors.
EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
Prior year periods set forth in the tables below have been retrospectively adjusted to reflect the impact of certain changes in accounting principles and corrections to previously issued financial statements, and the adoption of new accounting standards in the three months ended September 30, 2018 that required retrospective application.

Set forth below is a reconciliation of reported net (loss) income to EBITDA (unaudited):

	Three Months Ended September 30,
(In thousands)	2018	2017
Net (loss) income, as reported	$(2,986)	$841
Income tax (benefit) expense	(1,287)	592
Interest expense(1)	1,204	523
Depreciation and amortization expense	7,728	7,253
EBITDA	$4,659	$9,209
EBITDA Margin	3.2%	7.0%
____________
(1) Excludes interest expense of $1.6 million in each of the three months ended September 30, 2018 and 2017 resulting from the adoption of ASU 2017-07.
Set forth below is a reconciliation of reported net (loss) income to Adjusted EBITDA (unaudited):

	Three Months Ended September 30,
(In thousands)	2018	2017
Net (loss) income, as reported	$(2,986)	$841
Income tax (benefit) expense	(1,287)	592
Interest expense(1)	1,204	523
Loss from short-term investments	—	7
Depreciation and amortization expense	7,728	7,253
ESOP and share-based compensation expense	963	806
Restructuring and other transition expenses(2)	4,467	120
Net gains from sale of spice assets	(252)	(150)
Net losses from sales of other assets	171	53
Acquisition and integration costs	1,012	2,410
Adjusted EBITDA	$11,020	$12,455
Adjusted EBITDA Margin	7.5%	9.5%
____________
(1) Excludes interest expense of $1.6 million in each of the three months ended September 30, 2018 and 2017 resulting from the adoption of ASU 2017-07.
(2) Includes $3.4 million, including interest, assessed by the Western Conference of Teamsters Pension Trust in the three months ended September 30, 2018, representing the Company’s share of the WCTPP unfunded benefits due to the Company’s partial withdrawal from the WCTPP as a result of employment actions taken by the Company in 2016 in connection with the corporate relocation plan.